EXHIBIT 99.1

ENGlobal Announces Resignation of Chief Financial Officer

HOUSTON, May 31, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today that Mr. Robert W. Raiford advised the Company of his resignation as Chief Financial Officer effective July 8, 2011. The Board of Directors has formed a committee to initiate an external search process for a new Chief Financial Officer.

Mr. Raiford has served as Chief Financial Officer and Treasurer since December 2001 and held numerous officer positions since 1979, including Chief Financial Officer, for Petrocon Engineering prior to its merger with ENGlobal in December 2001.

"Bob has been a valuable member of ENGlobal for over 30 years.  His leadership and his efforts during his long tenure with ENGlobal made him a very important part of the executive team," said Edward L. Pagano, President and Chief Executive Officer.  "Over the years, he has demonstrated a unique combination of financial and business expertise, extensive industry knowledge, and exemplary work ethic. I want to thank him on behalf of the Company, for his many contributions to ENGlobal, and personally, for his friendship."

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Automation, and Field Solutions.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects.  ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach.  ENGlobal has approximately 2,100 employees in 15 offices and nine cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to recruit a new chief financial officer timely and with experience in the engineering and construction industry; (2) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to collect accounts receivable in a timely manner; (5) our ability to accurately estimate costs and fees on fixed-price contracts; (6) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (7) the effect of changes in the price of oil; (8) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (9) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (10) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com